Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call Event Date/Time: Mar. 01. 2007 / 11:00AM ET

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

CORPORATE PARTICIPANTS

Stacy Feit

Financial Relations Board

Laurence Geller

Strategic Hotels and Resorts - President, CEO

Jim Mead

Strategic Hotels and Resorts - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Jeff Randall

A.G. Edwards - Analyst

Jeff Donnelly

Wachovia - Analyst

Will Marks

JMP Securities - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Strategic Hotels and Resorts Incorporated fourth quarter and year-end 2006 earnings conference call. [OPERATOR INSTRUCTIONS]

I would now like to turn the conference over to Stacy Feit of the Financial Relations Board. Please go ahead.

Stacy Feit - Financial Relations Board

Thank you, and good morning, everyone. Welcome to Strategic Hotels and Resorts fourth quarter and full-year 2006 conference call. The press release and supplemental financials were distributed yesterday. If anyone online did not receive a copy, they are available on the company's website at www.strategichotels.com in the Investor Relations section. Additionally, we're hosting a live webcast of today's call, which you can also access in that section. A replay of the call will be available for one month on the company's website.

Before we get underway, I would quickly like to state that this conference call will contain forward-looking statements under Federal securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the company operates, as well as management's beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors.

For a list of these factors, please refer to the forward-looking statement notice with the SEC filings. In the release and supplemental data, the company reconciled all non-GAAP financial

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

measures to those directly comparable GAAP measures in accordance with the Reg G requirements.

Having gone over all of that, I'd like to welcome management. With us today, we have Laurence Geller, President and Chief Executive Officer, and Jim Mead, Chief Financial Officer. Richard Moreau, Executive Vice President, Asset Management is also in the room to answer any questions. Without further ado, I'll turn the call over to Laurence. Laurence?

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Thank you, Stacy, and good morning, everybody. Welcome to our year-end 2006 annual report.

This past year has marked the completion of the planned and significant transformation of our portfolio into one which we believe has substantial incremental asset value, unrivaled net asset values, and earning growth potential.

For the quarter, growth in Total RevPAR for North America was 8.6%, and RevPAR growth of 11.9%. This is an indication of our potential, and I believe that these results are at the high end, if not the highest, of any hospitality REIT.

However, this transformation didn't, and wasn't expected to, translate into immediate FFO per share growth, or more importantly, into total shareholder return. These are the measures which we vigilantly measure internally and the ones which we will expect to have shareholders hold us accountable for. In aggressively taking advantage of what we considered unique opportunities to re-craft our platform, and on the heels of Hurricane Katrina, which took our Hyatt Regency New Orleans out of service, I've had some concern that the understanding of the true value of our accomplishments may well have been missed in the noise surrounding our acquisitions. So let me briefly recount what we've accomplished and what our position is today.

As we entered into our acquisition program in 2005, we told you we would focus on four main characteristics for properties we wanted to own.

First, we said we'd look for hotels that were underpinned by great real estate, and I believe that the hotels we've acquired are clearly special from this standpoint and in line with that objective.

Secondly, we explained that our acquisitions would have potential to gain a greater share of cyclical growth. The 14.3% RevPAR growth we achieved on our 2005 and 2006 North American acquisitions in the fourth quarter and the 12.5% RevPAR growth for the year for the same properties are about a percent higher than Smith Travel averages for the Luxury Segment and are, we feel, a good indicator that we're in line with our objectives.

Third, we said we would seek operational efficiencies to improve margins through the implementation of our operating systems. Gross Operating margins in the fourth quarter expanded almost 300 basis points on our acquisition properties compared to a year ago when many were under previous ownership. That's a good indicator in line with that particular objective.

And fourthly, we said that we'd increment growth potential by developing opportunities through the implementation of consumer researched master plans for each property. These plans will be a combination of operations, marketing, and capital investment programs. This ongoing component of our four-part plan is one in which progress with be measured over a longer time frame and not just the quarterly reporting that we do in the public markets.

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

We know that the major transformation of our company's portfolio was critical, but we equally know and understand that consistent and disciplined execution of our thoughtful and carefully researched master plans is the key to our future. As such, we've developed master plans and are underway with differing stages of execution and implementation programs at each of our properties.

As I look at our portfolio today, I see that the acquisitions during the past two years have substantially grown our asset value and most importantly have given us the growth potential which is significantly above that which would come from the normal cycle.

Because of the loss of the Hyatt Regency New Orleans and some one-time 2005 sources of income, the year-over-year comparison of FFO per share isn't truly reflective of our earnings performance. Jim will go into the details on that matter, however, let me state that were we to adjust these circumstances out of our numbers, our year-over-year FFO per share grew 17% despite the amount of acquisition and funding activities during the year.

So this is where I see us today; we continue to believe that our hotels will benefit from net demand, with the protection provided by the very limited supply growth, both currently and prospectively, in our markets.

We expect top line growth to outperform luxury hotel measures and our peers. And we'll continue our disciplined and systematic rollout of our capital, marketing, and operating plans that will increment this growth.

I'll speak a bit more at the end of this call about our fundamental belief in the essential nature of great underpinning of real estate values in our portfolio. We know that what drives our value is a reasonable expectation of our performance of the top line with a commensurate expectation of bottom line enhancements, incremented by methodical and consistent execution of our value-added programs.

So I'd like to turn the call over to Jim now to discuss our earnings results for the quarter and for the year, plus, of course, 2007 guidance.

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

Good morning, and thank you, Laurence.

Yesterday, we reported fourth quarter comparable EBITDA of $55.8 million versus $27.4 million in the prior year. Quarterly FFO was $0.30 per share. For the full year, comparable EBITDA was $197.7 million, a 71% increase over 2005, and FFO was $1.41 per share. Comparable figures exclude items such as gains or losses on sales of assets, costs that have been expensed related to the Hyatt Regency New Orleans, and one-time costs for the termination of the management contract at the Marriott Rancho Las Palmas.

As Laurence said, our property performance for the fourth quarter and full year was clearly superior with fourth quarter RevPAR growth for the total company, which excludes the Ritz-Carlton Laguna Niguel, and Four Seasons D.C., since they were under renovation in the prior period, of 13.9%. Contributing to this was North American RevPAR growth of 11.9% and 25.4% from Europe.

Our acquisition properties have substantially outperformed same-store properties with RevPAR growth of 14.1%.

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

For the full year, total company RevPAR was up 11.4%, comprised of 10.7% from North America, 15.9% from Europe. Rate increases were responsible for almost all of the increases in rooms revenues.

Non-rooms revenues, including food and beverage sales, are almost half of our top line, so we also look carefully at our non-rooms revenue growth and Total RevPAR growth.

For the quarter, Total RevPAR increased 8.6% in North America, as non-rooms revenues grew 4.9%. But this delta may seem high, given that in some of our larger hotels, we elected to take a greater percentage of rooms-only business to drive rates. For the full year, our non-rooms revenues grew 7.1%, reflecting our ability to drive both new sources of revenues and more aggressively improve sales through our outlets and in the catering area.

Demand was broad based. Other than the property-specific events that create some bumps in a portfolio such as ours, we see an increasing pricing power in all segments, corporate contract rates to groups, and within our leisure side as well, and see no signs of weakness in those areas. Our business mix is approximately 50% group, which is slightly higher than prior years. Let me give you some rough numbers. Our group rates increased during 2006 by approximately 10%, while transient pricing increased over 14%.

Despite some cost pressures, we were able to make some gains in our operating margins, in large part due to the rate driven nature of our top line improvements.

Before I describe the composition of our expenses, let me first provide you with some color on a Ritz-Carlton accounting issue that we discovered late in the year at Half Moon Bay.

The hotel management improperly booked some expenses to balance sheet accounts during 2005 and 2006, and failed to recognize certain expenses, all of which inflated operating results and effectively concealed operating problems.

The problem was uncovered through our routine audit of the hotel's accounts and controls and in conjunction with the changeover of the hotel to a new general manager.

In order to correct for the accounting issue, the company booked additional expenses at the hotel totaling $1.9 million in the fourth quarter. Management is currently working with Ritz-Carlton and Marriott to resolve these issues.

So excluding the Ritz-Carlton at Half Moon Bay, total North American gross operating profit margins have expanded 290 basis points and our GOP per available room increased over 18% during the quarter. I'm focusing on GOP because only half of our portfolio is now represented by same-store measures and EBITDA margins for the newly acquired properties are impacted by things like property tax increases at the acquisition. Nevertheless, same-store EBITDA margins grew 120 basis points during the quarter and 230 basis points through the year.

Among the pressures we saw during 2006 were a 40% increase in property insurance at the mid-year renewal, a 7% increase in labor costs, in part because of the impact of the union settlement at our Westin St. Francis and Fairmont Chicago hotels, and a 10% increase in energy prices.

Let me give you a sense for the performance at a number of our key properties.

The Hyatt Regency La Jolla had an extraordinary quarter with a 22% increase in RevPAR. Management changed its focus to local business-related transient customers and was able to really drive occupancy. Our team, in combination with the management at the property, tightened expense controls in the quarter, and the property increased its operating margins by 12.5%, year over year.

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

Punta Mita increased its EBITDA per room by 40% in the fourth quarter because of our continued ability to raise rates and due to the addition of a five-room suite complex at the beginning of the year and our success in bringing several privately owned villas into our rental program. We had an unbelievable $123,000 of EBITDA per room last year.

Mexico City's fully recovered from the third quarter when demonstrations after the presidential elections effectively shut down the hotel. RevPAR increased 10.8% and Total RevPAR increased to 17.1%, showing the effectiveness of a targeted rooms renovation which was completed in the second quarter of last year.

Chicago had a solid year with the InterContinental Chicago benefiting additionally in the fourth quarter from pent-up demand by some corporate groups that weren't able to book space during the full summer months. This showed up as a 25.2% RevPAR growth. The EBITDA margins at this hotel were not represented in the hotel's performance, though, as we had a credit in management fees in the prior year in 2005. Excluding this credit, margins expanded by almost 500 basis points during the quarter.

The Miami market is strong, although regretfully, our InterContinental Miami was impacted by the loss of a large group. We reported a 2% increase in RevPAR for the quarter, but because we were able to partially compensate through the receipt of a cancellation fee and attrition revenues, our Total RevPAR increased 6.2%. And similar to the InterContinental Chicago, this property also had a credit of management fees in the prior comparable year. So excluding this credit, margins also expanded here by almost 500 basis points.

Through the end of the year, we've been close to the mark with our 2006 acquisitions with the exception of the Westin St. Francis. As we discussed last quarter, the performance here is lagging our expectations, however, based on the trends and metrics we monitor, and results of consumer research that we've done recently in the design of our master plan for the property, we continue to be very optimistic. And the general San Francisco market is improving as are the forward-looking indicators for the property.

Fairmont Chicago increased fourth quarter RevPAR by 11%, but the real success here is the flow through with GOP margins expanding 560 basis points over the last year, when it was under different ownership, largely as a result of the immediate implementation of our food purchasing and labor productivity systems.

The Hotel del Coronado increased its fourth quarter RevPAR by 7.9% and was able to increase its non-rooms revenue by over 11%, in part because we opened an additional food outlet, but also because we've been making more in retail as we've been taking over space as leases have expired. This 2006 acquisition had a very good year with 10% growth of EBITDA per available room.

Marriott Grosvenor Square had a great quarter with Total RevPAR increasing 23.2% measured in local currency as the property increased its group mix and got the associated banquets.

And although the InterContinental Prague showed a modest 3.2% growth in Total RevPAR during the quarter measured in local currency, the property books revenues in multiple currencies, so exchange rates have a large impact on results. Measured in U.S. dollars, Total RevPAR increased 16.7% for the fourth quarter.

Adjusting for some noise around property taxes, our Four Seasons D.C. and Ritz-Carlton Laguna Niguel are meeting expectations. So in total, with the exception of Westin St. Francis, our 2006 acquisitions are meeting expectations for the year.

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

Let me give you a brief update on our Hyatt Regency New Orleans, which was taken out of service after Hurricane Katrina in August 2005.

We began reconstruction on some of the elements of the property and are pricing a construction plan to bring the property back into service in 2008. The insurance companies have been cooperative and we received $68 million to fund $35 million in expenditures to date.

We continue to believe that a resolution with the insurance companies will be achieved this year, and our objective is to assess alternative strategies that would significantly reduce our risk in bringing the property back into service.

During 2006, we spent $30 million from our FF&E reserves and an additional $26 million on owner-funded projects. These projects included a soft goods upgrade and the construction of a concierge lounge at the Fairmont Chicago, wine rooms at the InterContinental Chicago and Ritz-Carlton Laguna Niguel, and at our Four Seasons Punta Mita, a new beachfront restaurant, 4,500 square feet of retail, and the majority of the work to deliver another beachfront, five-bedroom suite and a unique 24-room complex, which will both open in the coming weeks. These projects are expected to deliver $5 million of EBITDA in 2007.

We continue to be in a sound financial position to fund our future capital initiatives. Today, we have approximately $140 million in availability in lines of credit in the U.S. and Europe. Using our run rate EBITDA and adjusting for debt on the Hyatt New Orleans, our debt to EBITDA is 5.6 times and our fixed charge coverage is greater than 2 times, we have an average interest cost of 5.74%, and our debt is 63% fixed rate.

We continue to consider potential dispositions to provide additional flexibility, and we are restructuring certain mortgages to lower our cost of borrowing, increase our unencumbered asset base, and improve the terms of availability under our lines of credit.

To summarize our year-end 2006 results, FFO was $1.41 per share versus $1.55 in 2005.

In our conference call last year, I set out some benchmarks to evaluate our 2006 performance. These were the considerations I spoke about then:

•	First, 2005 included approximately $10 million of EBITDA contribution from the Hyatt Regency New Orleans, which was out of service for the entirety of 2006.

•	The asset management agreement with our former partners, Whitehall and Prudential, ended in the third quarter, which reduced our fees for 2006 to $1.9 million from $5 million in 2005; and

•	We had a one-time $1.3-million tax benefit relating to activities prior to our IPO at the Marriott Paris in Q1 2005.

If we adjust our numbers for these items and foreign exchange gains or losses due to book reevaluation of liabilities in Prague, our year-over-year FFO per share growth was approximately 17%.

We issued guidance for 2007 yesterday. For the full year, EBITDA is expected to be in the range of $259.7 million to $267.2 million and FFO per share between $1.57 and $1.60.

Here are the assumptions that we've used to generate this guidance:

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

•	Our assumed RevPAR growth for total consolidated North American properties is between 7.5% and 8.5%, and Total RevPAR growth between 6.5% and 7.5%.

•

A subset of this North American statistic is our same-store hotel measure, which in 2007 will consist of 10 of our 14 consolidated U.S. hotels. Same-store North American RevPAR growth is assumed to be between 6.5% and 7.5%.

•	The remaining four 2006 acquisitions are assumed to provide 9.5% to 10.5% RevPAR growth.

•	Finally, our two wholly-owned European assets are at approximately 6% RevPAR growth.

EBITDA margin expansion is assumed to be between 50 and 100 basis points in our same-store hotels, and GOP margins are assumed to expand by between 125 and 175 basis points for the total North American portfolio.

We've incorporated into our assumptions about $45 million in capital spending over our routine FF&E items. Some of the projects included in this spending are a spa and fitness center and concierge floor upgrades at the Fairmont Chicago, lobby restaurant and meeting space reconfiguration at the Four Seasons D.C., a Starbucks on the ground floor of the InterContinental Chicago, and a spa, fitness center, and rooms upgrade at the InterContinental Miami.

We've not included the capital expenditures from the Hotel del Coronado, as it is unconsolidated, however, it is anticipated that the under-construction spa and fitness center and North Beach condominium hotel will be completed this spring, and a renovation of the Ocean Tower will be completed by the summer. It should be noted that although we expect FFO generated from the sale of these condominium hotel units, it is not included in guidance.

We will update you on additional capital programs as they are undertaken throughout the year.

This spending has been assumed to reduce EBITDA because of displaced revenues by approximately $4 million, or $0.05 per share in FFO through the year, weighted about 25% in the second quarter and 75% in the third. The majority of these items will not produce meaningful EBITDA until 2008, and our guidance on margin expansion has been reduced as a result of this displacement.

Other key assumptions are included in the 2007 outlook section of the company's earnings release.

Our first quarter guidance includes EBITDA in the range of $53.1 million to $55.6 million and FFO per share between $0.26 and $0.29. This is based on expected total North American RevPAR growth between 6.5% and 7.5% and Total RevPAR growth of 4.5% to 5.5%.

Now, I'll turn the call back to Laurence for some closing remarks.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Thanks, Jim. Before I start on the closing remarks, I'd like to make one correction. Jim inadvertently commented about the Fairmont Chicago when he meant to have said the Fairmont Scottsdale, so let me repeat, more or less, what he said. Jim should have said that the Fairmont Scottsdale increased fourth quarter RevPAR by 11%.

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

But as he said, the real success here is the flow through with GOP margins expanding 560 basis points over last year. Editorially, I personally believe this is a testament to the success of the implementation of our purchasing productivity systems and programs. So I just wanted to clarify that, and it's an achievement I think our team should be particularly proud of.

As I said at the outset of the call, we see limited supply, in general, in the high-end sector, but in particular in those markets where we have properties.

Based on the limited number of projects even in their planning phases, we don't see significant competition to our assets opening in any reasonable planning period.

I think this speaks well of our ability to benefit from an extended period from this lack of new competition. In previous calls, I've mentioned the strong correlation of lodging demand to GDP. While GDP remains in a non-recessionary mode, we should see continued demand growth. And based on current trends, booking levels and consumption patterns, we are seeing consistent and continued strength in demand for our particular properties. Therefore, the supply/demand ratio should be in our favor for the reasonable future. Our unique underlying real estate values continue to show strong appreciation which should only increase as our master planned projects are executed and come into operation over the coming years.

I should add that our experience would indicate that unique and high end properties located in markets such as ours will not only out perform others during any economic downturns, but will hold their values far better than the more commoditized lodging properties through the cyclical ups and downs.

We've completed the corporate transformation phase of our plan and are now focused on increasingly investing our human and our financial capital in executing our property level plans in a thoughtful, systematic and disciplined manner.

We are convinced that the properties we've acquired since the IPO as part of the metamorphosis of our company have already seen value appreciation which clearly speaks to the validity of our philosophy of acquiring great real estate which underpins our corporate valuations. With our unique portfolio, our experienced team, our research backed empirical approach, and our intense focus on implementation of our property level plans, we remain convinced that we will methodically and successfully grow our sustainable earnings, our real estate values, and our corporate worth.

2006 was an incredibly busy year for our company, and our financial results alone don't tell the entire story. What additionally and importantly counts is the strength of the company as a whole, the depth and the extent of the planned growth opportunities across the portfolio, the completion of the transformation of our corporate platform, and the tremendous underlying real estate values. With all of these combined with unusually favorable supply/demand characteristics, we strongly believe that we've got a unique company, and that is the reason why each and every one of our team shares an excitement, enthusiasm, passion, and belief in our future.

We'd now like to welcome any questions.

QUESTION AND ANSWER

Operator

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

Thank you. [OPERATOR INSTRUCTIONS]. We'll go to Jeff Randall, A.G. Edwards.

Jeff Randall - A.G. Edwards - Analyst

Good morning. I guess, Laurence, if you could comment a little bit more on the Hyatt New Orleans, when in 2008 that's expected to reopen. And also, give us a sense of what the company would undertake to realize value in a sales transaction. That'd be helpful.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Okay. I'll start with the first one. At the moment, based on the activities we are undertaking for the reinstatement of the property, we expect the property to open, currently, some time during the third quarter of 2008. That's the first part, and we are taking the appropriate steps in line with that timing.

We are working on an insurance settlement now and anticipate that, as Jim said, to occur during this year. We are currently looking at various financial structures on New Orleans, which may or may not include a sale, refinancing, joint venturing, all kinds of activities. So we have come to no conclusion. We are very, very concerned for the long term for, as you know, about the property, and it was our intent over -- prior to Katrina, to consider some form of partial or total disposition. And nothing has changed in our long-term plans.

Jeff Randall - A.G. Edwards - Analyst

Okay, and if I may, what is the outlook for funding of additional planning costs for the Hyatt Jazz District? It looked like you all spent about $3 million in '06 and I didn't see anything accounting for the outlook in '07? Does that dry up? Or what are the plans with regard to that?

Laurence Geller - Strategic Hotels and Resorts - President, CEO

We feel that we've done enough to, let's use a generic term, to kick-start the jazz center and link it to the Hyatt in our master planned efforts. That was our primary focus, was to see if we could develop an asset linked to, and adjacent to, the Hyatt that would make it a more attractive proposition for incrementing the value of the Hyatt as we execute our plans. We currently don't see very much activity by this company other than being a cheerleader and booster for the jazz center.

Jeff Randall - A.G. Edwards - Analyst

Would you say there's enough momentum built from having spent that money?

Laurence Geller - Strategic Hotels and Resorts - President, CEO

It's certainly appears so. However, editorially, let me comment. I have been constantly surprised by New Orleans. It is a sad testament, frankly, that we are coming up to two years after Katrina

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

and neither New Orleans nor the state of Louisiana has recovered as quickly as anybody had anticipated. So whereas I am constantly surprised, at the moment, I'm very optimistic that all the steps are in place, are being taken, for the momentum for the jazz center to become a reality. Certainly, there's nothing on the horizon that would indicate against that.

Jeff Randall - A.G. Edwards - Analyst

Okay. Thank you.

Operator

We'll go next to Jeff Donnelly, Wachovia.

Jeff Donnelly - Wachovia - Analyst

Good morning, guys. A few questions. One, the first one's really mechanical. Consider your same-store pool for your Q1 '07 and full-year '07 guidance, is the composition of that pool constant? Or have you updated it to include hotels that were acquired in '06 or exclude those that you expect to go into renovation?

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

The quarterly same-store would include property that we owned for the full prior reporting period. So if you own a property for five quarters, then you would have a same-store comparison. For the total portfolio -- excuse me, for the total year, we would have had to own the property for the full year to do a year-over-year comparison on a same-store basis.

Jeff Donnelly - Wachovia - Analyst

Okay. I just wanted to be clear. That makes sense. Your guidance is based on sort of a dynamic portfolio, if you will.

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

Exactly.

Jeff Donnelly - Wachovia - Analyst

Okay.

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

Yes, more properties come into same store, every quarter, and next year's full year will have -- what did I say? Ten properties or so that were owned prior to last year.

Jeff Donnelly - Wachovia - Analyst

Okay. And then, just based on your '07 outlook for same-store RevPAR and just RevPAR for the total portfolio, I think you can make some general inferences about your expectations for the acquisitions you made in '06. You know, I guess it tells me that you expect what I would consider some in-line growth for those assets.

And I guess I would have expected to see out-performance. Am I reading that right? And could you talk about your '07 expectations for those acquisitions as they relate to your initial underwriting?

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

Well, let's start with the way the numbers break out, acquisitions in our portfolio perform better in terms of our forecasting than do the same store. So similar to the way we reported results, in the fourth quarter where we had a 14% RevPAR growth in our acquisition properties, we would expect out-performance of those same group of properties, this year, as we did last year. I think that we go through a very disciplined forecasting process here. And, Jeff, you've been around hotels long enough to know that it's not, it's clearly not a science.

All of the indicators suggest that, as Laurence would put it, the wind is at our backs. And everything has to be underpinned by economic growth, in addition. We don't see anything concerning us for the remainder of the year in economic growth, but I think that we've done a very disciplined, thoughtful budgeting process which has resulted in the guidance that we provided.

And I can't really tell you how others provide their guidance but I would say that our expectation would be, our hope would be, that we've selected properties correctly through the acquisition process and that, in fact, our portfolio, in total, does better than other portfolios. So whatever the guidance is out there, I think, relatively speaking, we would continue to hope/expect to be higher in terms of our performance statistics on the top line.

Jeff Donnelly - Wachovia - Analyst

Okay. And just actually two questions on Half Moon Bay. I know you gave metrics for the portfolio as if this asset were excluded from results, but are you able to determine what margin growth would have been for Half Moon Bay and the United States assets as a group for Q4 and, say, full-year '06, assuming this accounting issue had just never happened?

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

We reported to you in the call just now and in our press release, '06 -- excuse me. Yes, '06 margin expansion in total, both EBITDA and GOP, including Half Moon Bay. We did not adjust out Half Moon Bay for the full-year number.

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

It was just for the fourth quarter numbers that we excluded Half Moon Bay, and that was really because of the catch up expense item that we booked in the fourth quarter. So including Half Moon Bay, we had a contraction of margins in the fourth quarter but the other statistics for the full year are consistent with inclusion of Half Moon Bay.

Jeff Donnelly - Wachovia - Analyst

Okay.

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

Did you want to hear them without Half Moon Bay?

Jeff Donnelly - Wachovia - Analyst

No, that's fine. And then, the last question on Half Moon was, is there any issue or risk, I guess, that this could trigger some sort of review of financial controls for you guys? Or is this more of an issue for your manager?

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

I think we were very timely in identifying the accounting issues, and we did a very, very thorough review of controls and accounts at that hotel. In addition, we did a thorough review of our overall controls to make sure that we weren't missing anything anywhere else in the portfolio. We're very comfortable that this is a unique circumstance at one property that we caught timely and have remediated. So it doesn't really raise it to the level, for example, of material weakness in our financial controls.

Jeff Donnelly - Wachovia - Analyst

Great. Thank you.

Operator

[OPERATOR INSTRUCTIONS]. We'll go next to Will Marks, JMP Securities.

Will Marks - JMP Securities - Analyst

Great, thanks. Hello, Jim. Hello, Laurence.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Hi, Will.

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

Hi, Will.

Will Marks - JMP Securities - Analyst

Hello. I, actually, did you explain what the issue exactly was in Half Moon Bay? You said an accounting issue.

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

Yes, I mean, I think, generally, first of all, the real focus at Half Moon Bay is operating performance, and the accounting issue that we had really masked some operating issues that I think had we known about them through the year could have been easily repaired and, in fact, improved upon. And we're working with Ritz now to make sure that we're focused on the operating controls at the hotel.

We had an event with an individual, the general manager, and I don't want to go too much into it, but the general manager and a couple of the other employees were simply trying to improve their appearance and performance through the year.

And as a result, did some improper accounting to get there. As I said, we discovered it timely, but unfortunately, not timely enough to -- timely enough to remediate any accounting issues, but not timely enough to fix the operational issues that occurred through the year.

Will Marks - JMP Securities - Analyst

Okay, so -- thank you for that. I appreciate it. And just looking at your statistics, I think it's on Page 19, where you said the EBITDA for the full year in '06 and '05, are those -- would those be actual numbers taken into account that -- the accounting issue? The 8.6 versus 8.5, essentially, of EBITDA?

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

Yes, that's right.

Will Marks - JMP Securities - Analyst

Okay. It seems like with the type of RevPAR you're getting, your -- why wouldn't your EBITDA growth have been better than that?

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

It should have been.

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Will, this is Laurence. Good morning. I've been around a long time and I would say this was a very unusual and unique issue, and I think our team has worked very well with both the team from Ritz and with Marriott, isolating this, ensuring that this won't happen again, and focusing everybody's attention on improving the property and making sure it maximizes performance.

The reaction we've had in a cooperative basis by the two teams working together -- actually, the three teams in this case -- has been excellent, so I'm optimistic that the -- if you look at these numbers and you see and you come to the conclusion there was inadequate flow through.

When we get to the benefits of this incident, it is a lot more attention and I think a remediation of not only the systems but an improvement in the operations will be the resulting effect. So I say it's been a very cooperative effort with both Marriott and Ritz.

Will Marks - JMP Securities - Analyst

Okay, thank you. And a related question on -- maybe Jeff asked this or someone else, but the RevPAR if you were not doing the $45 million of renovations, what would your same-store total RevPAR be, approximately? Would it be a point higher or --

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

That's a good question. That's a really good question. Actually, I don't have an answer for that.

Will Marks - JMP Securities - Analyst

Okay.

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

I don't have an answer to that because I'm not sure it would be tremendously higher. I think it's more rooms out of service, potentially.

Will Marks - JMP Securities - Analyst

Okay.

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

And I'd have to really, we'd have to really dig in and see.

Will Marks - JMP Securities - Analyst

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

Okay, and my last question then is on the insurance you've collected in New Orleans, what type of insurance is that? Is it business interruption?

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

You know, it's not -- the insurance companies don't characterize it at this stage. They simply give us advances on the insurance settlement, and so that's what we're collecting. We're recording it on our books, in part, as insurance, business interruption receivable to offset expenses at the hotel. But the designation between the two pieces hasn't been made.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

And if I understand correctly, the designation will be made on the completion of the settlement.

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

It will, however, there will be some latitude in designating the two elements and we'll use that latitude to hopefully make it the best outcome for us, to be honest.

Will Marks - JMP Securities - Analyst

Okay. Great. Thank you guys, very much.

Operator

[OPERATOR INSTRUCTIONS]. We have a follow-up question from Jeff Donnelly, Wachovia.

Jeff Donnelly - Wachovia - Analyst

Yes, actually, there's two questions. Laurence, it's a kind of nitty-gritty one, but the $3 million you expended in New Orleans to research and promote the jazz district, are those costs reimbursable by your insurer or are they just sort of sunk costs, if you will?

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

Those would be costs. We've expensed them because we don't believe that we can recover them through insurance. They're costs to improve the general value of the hotel, not to rebuild the hotel.

Jeff Donnelly - Wachovia - Analyst

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

Okay. And then, last question, maybe it's more strategic, concerns Europe and I guess whether it makes sense for a public company of your size to sort of pursue a two-continent strategy. I recognize the values of hotels and real estate, in general, and Europe has been increasing dramatically in recent years.

But just, I guess I throw it out because it doesn't seem like the operating performance from the properties has been so strong that it would justify the additional effort cost, or noise, associated with the investment. I think in the three hotels you guys have had the last few years, have only had about 5% average annual growth in EBITDA since 2003. I guess, what's your thinking there? What's your rationale? Where would you kind of like to see those properties in one or two years in Europe?

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

I'm somewhat at a loss, Jeff. You'd have to take out for a minute Paris and Hamburg because the leases kind of mask the underlying operating performance. I'd say, parenthetically, Hamburg had a fantastic year, last year, and Paris has just had a stunning year, this year.

Jeff Donnelly - Wachovia - Analyst

You're right. In '06, they did. I guess I'm looking over three years, the sort of property level of EBITDA rather than their . . . .

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Jeff, start with the fundamentals-- it's a very, very good question. Let me give you a fundamental thesis there. Europe, if you look at the cyclical to recoveries, comparative cities in Europe against the U.S., and if you look at it on a wave chart, you would see that, traditionally and currently, recoveries in Europe have trailed the recoveries in the U.S. and have sometimes out-sustained them.

So you would expect to see a two- to three-year time lag in each of the European cities compared to their comparisons here. London, for example, is generally used as a comparative to New York, and London recovery, now, as you can see, terribly strong. But it's a couple of years, two or three years, behind New York, likewise, Paris, and so on.

So nothing surprising there in terms of recession cyclicality, which is the reason why we decided last year to enter into the acquisition fray, if you will, in Europe to a degree, to take advantage of the cyclical trends and to use our expertise there. I am very, very comfortable about the acquisitions we made, and I'm extremely comfortable at the strength, the underlying strength, of these markets, and overall, the European economies in terms of cyclicality.

Again, if you follow the wave theory that's been over the last three or four cycles, it's -- and the actual current results in the European cities, that would argue for it. So I think your point is absolutely correct. The question is very right, but you have to think about it in terms of the cyclicality.

Jeff Donnelly - Wachovia - Analyst

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

Well, you know, I appreciate that. I guess I think that -- does that imply, though, that over the next, say, 12 to 24 months that the growth in probably EBITDA, property level EBITDA, from the European hotels would probably surpass those in the U.S.?

Laurence Geller - Strategic Hotels and Resorts - President, CEO

I expect in the markets we're in to have very strong RevPAR and demand gross. I don't know whether it will surpass it, but it's all, again, it's all catching up, and you can see some markets in the U.S., I suspect, will have peaked while there's still a systemic growth in the European markets.

Jeff Donnelly - Wachovia - Analyst

Okay. Thanks. That's helpful.

Operator

We'll go next to Will Marks, JMP Securities.

Will Marks - JMP Securities - Analyst

Great. Just a big picture, and you started to touch on it for Europe, but I don't think on the call, I can read the transcript that you did, but you really commented on disposition strategy and what you're thinking about it in North America.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Okay, thanks. We have several assets that we have said to you that we would be considering disposing of. One would be, for example, the Hyatt Regency in Phoenix, potentially, over the long term, as with the Marriott Lincolnshire.

Those would be strategic dispositions, as over the long term, I mentioned New Orleans. So those three, we talked about previously, those three dispositions. There are a couple of other assets that as we've executed our growth plans, or as we feel we maximized the potential of them for the current period, we may consider either disposing of or joint venturing.

But we are going to look at those where we feel we can maximize the value. All of these properties, to maximize the value of the disposition rather and get fair market value rather than just get rid of them for getting rid of them sake. None of these assets are bad, none of them are hurting us, so that's the issue. It's opportunistic disposition against long-term strategy will be the way I would try to characterize it.

Will Marks - JMP Securities - Analyst

Where do you think, a year from now, your portfolio will be? Do you think there'll be any new assets? Will you be net smaller?

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Let me just comment on that. When we think about dispositions, it comes down to capital deployment. One of the triggers for some of these dispositions will be whether we put in capital which we perceive as defensive rather than ROI/ROE-oriented. So that would be the trigger.

As far as acquisitions in the U.S. are concerned, we are watching very carefully a select number of properties which we feel strategically and opportunistically would fit our portfolio, but that will be absolute opportunism rather than necessity for planned growth. I would say that if we get extraordinary offers for a couple of properties, we'd sell those. We may -- my guess is the portfolio in the North America will be net, probably very similar.

Will Marks - JMP Securities - Analyst

Okay, and just one final quantitative question. With that, based on your same-store RevPAR growth, what would the same-store EBITDA be in 2007, approximately, the growth be?

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

I actually have that. Hold on a second.

Will Marks - JMP Securities - Analyst

Okay.

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

It's somewhere, the growth is around, I think, 11% in same-store -- hang on. 10%.

Will Marks - JMP Securities - Analyst

About 10%?

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

10%.

Will Marks - JMP Securities - Analyst

Great. Okay, that's all for me. Thanks, Jim and Laurence.

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

Operator

We'll go next to Jeff Randall, A.G. Edwards.

Jeff Randall - A.G. Edwards - Analyst

Yes, just a follow up on the disposition discussion. Have you all thought about selling the assets in -- the non-leased assets in Europe and would you consider that if the price were right?

Laurence Geller - Strategic Hotels and Resorts - President, CEO

I think we've said to you, consistently, since the IPO, that we will, sooner or later, bring in a partner into our growth strategy in Europe. It is the timing of that activity. We see Europe as a platform for growth where we have exceptional skills. We have a long track record of making exceptional operating and capital profits there, and we would like to capitalize on our intellectual property, our skill set, as well as the market opportunity.

So I think it would be unlikely that we would actively solicit any sales or diminution of the portfolio. More likely that we will continue to consider some form of venturing, or bringing in, outside equity where we can lever our skills through asset management fees and other incentives.

Jeff Randall - A.G. Edwards - Analyst

Is there any timeline or internal goal with respect to that?

Laurence Geller - Strategic Hotels and Resorts - President, CEO

It's a constant evaluation. There is no financial necessity at this moment, but we are constantly evaluating the correct structure and partners and bringing that to our board for regular attention and regular discussion. There is no immediate plan today.

Jim Mead - Strategic Hotels and Resorts - EVP, CFO

I would say that, in part, everything hinges on a very disciplined acquisition approach to Europe, and it has been difficult to justify a number of the transactions that we've seen in the markets in Europe to date based on some of the metrics that we've seen. So, in part, the strategy has to be fluid because it's also in part opportunistic about what kinds of hotels are available and whether we can make transactions work at prices that meet ours and our partners' return on capital needs.

Jeff Randall - A.G. Edwards - Analyst

Okay. Thank you.

Operator

FINAL TRANSCRIPT

Mar. 01. 2007 / 11:00AM ET, BEE - Q4 2006 Strategic Hotels and Resorts Earnings Conference Call

And having no further questions, I'd like to turn the conference over to Mr. Geller for any additional or closing comments.

Laurence Geller - Strategic Hotels and Resorts - President, CEO

Again, thank you, everybody. I just -- 2006 was a very important year for us. It was a noisy year in many ways for everybody and a lot of activities at every level of this company. We transformed the company and we had a plan at the end of 2005 we executed against.

That plan is still in place. We see this year as our primary focus on execution of our master plans at the properties, getting our systems even further improved, and really keeping our eyes focused on the main goal which is maximizing the benefits from the acquisition activities of the previous two years.

I feel very strongly that the markets are good. I love the indicators. I think that in my experience over the past decades, in North America, I've rarely seen such a good confluence of events. Clearly, we can't control or predict GDP, which is a leading correlator, but absent that, our sector of the industry is in a better position than I can remember seeing it.

So I share the optimism of our team and our board with you for that -- to tell you how comfortable we are with everything we see. We've got a heck of a good portfolio, great plans that will take time to execute, and the results will cumulatively grow over time. So it's a pretty exciting period for us.

So, I thank you for listening to us and I thank you for your interest. And I look forward to talking to you in the quarter.

Operator

And this does conclude today's conference. Thank you for your participation. You may now disconnect.